Exhibit 10.4

Unsecured Promissory Note

Euclid, Ohio

July 17, 2023

For Value Received, US Lighting Group, Inc., a Florida Corporation (the “USLG”), promises to pay to Michael A. Coats (the “Coates”), a resident of the State of Ohio, in lawful money of the United States of America, the principal sum of $50,000 with interest as provided for in this unsecured promissory note (this “Note”).

Background. On May 4, 2023, Coates obtained a personal loan in the original principal amount of $50,000 less an origination fee of $1,745 from Cross River Bank and provided these funds to USLG to support the company’s operations (the “Cross River Loan”). On May 4, 2023, Coates executed a loan agreement and promissory note payable to Cross River Bank evidencing the Cross River Loan, a copy of which is attached to this Note (the “Cross River Note”). The Cross River Note is in the original principal amount of $50,000, bears annual interest of 11.42%, with 59 monthly payments of $1,097.62 commencing on June 3, 2023 with a final payment of $1,104.58 on June 3, 2028. The Cross River Note may be prepaid at any time without penalty.

Capitalized Terms. Capitalized terms not otherwise defined in this Note shall have the same meaning provided in the Cross River Note.

Limits of Liability. Coates is the controller of USLG, and Coates funded this Note with borrowings under the Cross River Note. However, USLG has no obligations under the Cross River Note and has not guaranteed Coates’s obligations under the Cross River Note. As a result, USLG is only obligated to make the payments to Coates required by this Note. So long as USLG is not in Default (as defined below) under this Note, Coates shall make all payments required on the Cross River Note.

Interest. All amounts outstanding under this Note shall bear interest at the rate of interest paid by Coates under the Cross River Note, without any additions, profit, or mark up by Coates. Interest shall accrue as described in the Cross River Note.

Monthly Payments. Unless USLG is in Default (as defined below) or as otherwise specifically provided for in this Note, USLG will make 59 monthly payments of $1,097.62 to Coates commencing on June 3, 2023 with the final payment of $ 1,097.62 on June 3, 2028 as described in the Cross River Note.

Prepayment. USLG may prepay this Note at any time without penalty so long as the Cross River Note may be prepaid without penalty.

Fees. USLG shall pay Coates for any fees incurred by Coates to obtain the Cross River Loan.

Default. USLG shall be in default under this Note if it fails to meet any of its obligations contained in this Note and after written notice by Coates to USLG of the failure, USLG does not cure that failure within three business days of the written notice (“Default”). In Coates’s sole discretion, Coates can waive a Default, and such waiver shall not be construed as a waiver of any other provision of this Note or as a future waiver of any prior or subsequent failure or Default of USLG. USLG shall have an ongoing obligation under this Note to immediately notify Coates in writing of any failure of USLG to meet any obligation herein and to immediately take steps to correct such failure. In the event of Default, all amounts outstanding under this Note are due and payable immediately upon written demand by Coates. If USLG’s Default causes an Event of Default under the Cross River Note, then USLG shall pay to Coates all amounts incurred by Coates as a result of the Event of Default.

Bankruptcy. Notwithstanding anything herein to the contrary, upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to the USLG, all amounts owed by the USLG to Coates in connection with this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind.

No Setoff. All payments under this Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by the USLG to Coates shall not be reduced in any way by any outstanding obligations of Coates to the USLG, whether such obligations are monetary or otherwise.

Bank Account. Payments of principal of and interest with respect to this Note are to be made to Coates or to such account as Coates shall designate from time-to-time.

Waiver and Amendment. The USLG hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of Coates in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against Coates or USLG unless the same shall be in writing and signed and delivered by such party.

Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to any provision that would require the application of any other jurisdiction’s laws.

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Signature page to Unsecured Promissory Note

US Lighting Group, Inc. /s/ Donald O. Retreage, Jr.	/s/ Michael A. Coates
By Donald O. Retreage, Jr., CFO	Michael A. Coates, individually

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